Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo to Sell Asia Pacific Division

NEW YORK, August 14, 2009 -- Travelzoo Inc. (NASDAQ: TZOO), today announced its intention to sell its Asia Pacific division.

“While we remain upbeat about business prospects in Asia Pacific, we believe we can currently create more shareholder value by redirecting and focusing our investments in other areas of the Travelzoo franchise where we see more compelling near-term growth opportunities, such as in Europe, North America, and our new Fly.com search engine,” said Holger Bartel, Travelzoo’s chief executive officer. “Consequently, we intend to sell our Asia Pacific division.”

For the twelve months ended June 30, 2009, Travelzoo’s Asia Pacific division reported revenues of approximately $1.5 million and an operating loss of approximately $7.8 million.

In connection with its plan to sell its Asia Pacific division, Travelzoo has signed a non-exclusive letter of intent and non-binding term sheet (“LOI”) to sell substantially all of the division’s assets to a company to be formed by Travelzoo’s non-executive chairman, founder and majority stockholder, Ralph Bartel. Under the terms of the non-exclusive LOI, Travelzoo can solicit alternative offers for the Asia Pacific division and enter into negotiations for a more favorable offer.

The company has established a Special Committee comprised of Travelzoo’s three independent directors to oversee the sale process and advise the company’s board of directors.

Travelzoo is inviting parties that may be interested in bidding for its Asia Pacific division to contact the company.

Under the terms of the LOI, should Travelzoo sell the division to Mr. Bartel’s company, Travelzoo would receive a cash payment at closing along with an option to re-acquire the divested operations at fair market value sometime in the future. As part of the transaction, Mr. Bartel’s company would receive limited licenses to portions of the company’s intellectual property to support its operation of the Asia Pacific assets as part of a standalone company. Travelzoo’s new Fly.com business is not part of the proposed transaction.

“Absent of a superior offer from another party, we anticipate closing a transaction with Mr. Bartel in a relatively short period of time, thereby conserving company capital for alternative uses,” said David Ehrlich, one of the three independent directors making-up the Special Committee overseeing the sale process. Ehrlich added: “Having a knowledgeable, well-capitalized party take over and fund Travelzoo’s Asia Pacific business, with the option to re-acquire the business in the future, is an attractive and prudent alternative. In this way, Travelzoo’s brand exposure and content in the region will be further developed while the company’s capital resources may be conserved or more judiciously applied elsewhere. While the Asia Pacific division is showing steady growth, it remains capital intensive.”

Assuming Travelzoo successfully completes the sale of its Asia Pacific division, Travelzoo will no longer provide financing for operations in the region or fund any future operating losses of the Asia Pacific business, and thus will no longer be required to consolidate the financial results of the divested Asia Pacific division.

Travelzoo has not yet entered into a definitive agreement with Mr. Bartel or any other party, and there can be no assurances that the company will effect any transaction involving its Asia Pacific division. If a transaction is ultimately consummated, the final terms and timing of such are uncertain. The company does not expect to disclose further developments regarding its exploration of strategic options for Asia Pacific until such time as the company has either terminated all negotiations or entered into a definitive agreement.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo's media properties, which reach more than 17 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™, the SuperSearch™ search tool, and the Fly.com™ search engine. Travelzoo publishes offers from more than 1,000 advertisers. Travelzoo's deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

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